Exhibit 5.1

From	:	Bernie Lee / Adam Fong	DID	:	+65 6890 7188
Email	:	bernie.lee@agasia.law / adam.fong@agasia.law	Mobile	:	+65 9822 3300 / +65 8870 4792

Our reference		: BLEE/AFONGKL/1025002098	4 September 2025
Your reference		:

Flex Ltd. 2 Changi South Lane Singapore 486123

Dear Sirs

Registration statement on form S-3 of Flex Ltd. (the “Company”)

1.	At your request, we have examined the Registration Statement on Form S-3 (No. 333-281573) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on 15 August 2024, in connection with the registration of ordinary shares and debt securities of the Company under the United States Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated 4 September 2025, filed with the Commission on 4 September 2025 pursuant to Rule 424(b) under the Securities Act (the "Prospectus Supplement") in connection with the resale of up to 3,859,851 ordinary shares of the Company (the "Warrant Shares"), issuable pursuant to a warrant issued by the Company on 15 August 2025 to Amazon.com NV Investment Holdings LLC (the “Warrant”).

2.	As your Singapore counsel, we have examined:

(i)	copies of the Registration Statement and the Prospectus Supplement;

(ii)	a copy of the executed Warrant;

(iii)	a copy of the executed transaction agreement entered into between the Company and Amazon.com, Inc. dated as of 15 August 2025 (the “Transaction Agreement”);

(iv)	a copy of the Constitution of the Company;

(v)	a copy of the Certificate Confirming Incorporation of Company of the Company issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) on 27 August 2025 confirming the incorporation of the Company on 31 May 1990;

(vi)	a certified extract of the Minutes of the Directors' Meeting held on 4 March 2025 and 6 August 2025 (together, the “Board Resolutions”);

Allen & Gledhill LLP

One Marina Boulevard #28-00 Singapore 018989

Tel: +65 6890 7188   |   Fax: +65 6327 3800

allenandgledhill.com

Allen & Gledhill LLP (UEN/Registration No. T07LL0925F) is registered in Singapore under the Limited Liability Partnerships Act 2005 with limited liability. A list of the Partners and their professional qualifications may be inspected at the address specified above.

(vii)	a certified extract of the Minutes of the Audit Committee’s Meeting held on 28 February 2025 (the “Audit Committee Resolutions”);

(viii)	a certified copy of the Transaction Committee’s unanimous written consent resolutions dated 15 August 2025 (the “Transaction Committee Resolutions”);

(ix)	a certified extract of the Minutes of the Annual General Meeting of the Company held on 6 August 2025 (the “Shareholders Resolutions”); and

(x)	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion (and together with the Registration Statement, the Prospectus Supplement, the Warrant and the Transaction Agreement, the “Documents”).

3.	We have assumed:

(i)	the genuineness of all signatures (including electronic signatures) and seals on all documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the completeness, and the conformity to original documents, of all copies, translations or other specimen documents submitted to us and the authenticity of the originals of such documents and all original documents submitted to us;

(ii)	the correctness of all facts stated in each of the documents we have examined, and that each of the documents submitted to us for examination is a true, complete and up-to-date copy and has not been modified, supplemented or superseded;

(iii)	that each of the Documents (as applicable) is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company) and has been validly executed and delivered by or on behalf of each party thereto in accordance with all relevant laws, including, in the case of each party that is a corporate entity, the laws of that party’s jurisdiction of incorporation and its constitutional documents;

(iv)	that each of the Documents (as applicable) constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions and, in particular, but without limitation, that (a) the Warrant and the Transaction Agreement constitute the legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdiction by which the Warrant and the Transaction Agreement are expressed to be governed;

(v)	that in exercising the Company’s power to enter into the Documents (as applicable), undertake and perform the obligations expressed to be undertaken and performed by it under the Documents to which it is a party, the directors and officers of the Company are acting in good faith and in furtherance of the substantive objects and for the legitimate purpose of the Company and that the entry into of the Documents to which it is a party may reasonably be considered to have been in the interests, and for the commercial benefit, of the Company;

(vi)	the Company will receive consideration in money or money’s worth for each Warrant Share offered by the Company when issued at the agreed issue price in accordance with the terms of the Warrant;

(vii)	that the Company has not, at the time of entry into the transactions contemplated by the Documents, (a) entered into or initiated any process for any arrangement or compromise (including scheme of arrangement or compromise), nor does it have any intention to propose any arrangement or compromise, (b) initiated any corporate voluntary arrangements or entered into any composition agreement with its creditors, (c) been declared unable to pay its debts and liabilities (including contingent and prospective liabilities) or is otherwise insolvent, (d) commenced or been the subject of any winding-up procedure whatsoever, (e) requested or been subject to the appointment of, or any application being made or resolution being passed for the appointment of, any receiver (including a receiver and manager), trustee, judicial manager, liquidator, sequestrator, administrative receiver, administrator or similar officer (including any interim or provisional officer), (f) been in a position where it is unable to pay its debts and liabilities (including contingent and prospective liabilities) or is otherwise insolvent or has become unable to pay its debts and liabilities (including contingent and prospective liabilities) or been in a position where its assets are less than its liabilities (including contingent and prospective liabilities) or is otherwise insolvent by reason or as a result of the entering into or completion of the transactions contemplated by the Documents, or (g) been subject to any event similar to any of the above under the laws of any jurisdiction;

(viii)	that (a) none of the parties to the Documents nor any of their respective officers or employees has notice of any matter which would adversely affect the validity or regularity of the Board Resolutions, the Audit Committee Resolutions, the Transaction Committee Resolutions or the Shareholders Resolutions and each of such officers and employees has complied with all their respective duties and (b) the Board Resolutions, the Audit Committee Resolutions, the Transaction Committee Resolutions and the Shareholders Resolutions were passed and/or executed in accordance with the Constitution of the Company, are in full force and effect and have not been rescinded or modified, and that no other resolution or action has been taken which may affect the validity or regularity of the Board Resolutions, the Audit Committee Resolutions, the Transaction Committee Resolutions or the Shareholders Resolutions;

(ix)	the execution and delivery by each of the parties to the Documents (as applicable) and the performance of their respective obligations under the Documents, will not contravene any agreement or instrument binding upon them or their assets;

(x)	the Warrant Shares shall be issued pursuant to the authority given to the Board of Directors of the Company pursuant to the Shareholders Resolutions and the number of Warrant Shares together with such number of other shares and Instruments (as defined in the Shareholders Resolutions) that may be issued pursuant to the Shareholders Resolutions do not exceed the limits set out in the Shareholders Resolutions; and

(xi)	all preconditions to the obligations of the parties to the Warrant will be satisfied or duly waived prior to the issue of the Warrant Shares and there will be no breach of the terms of the Documents (as applicable).

4.	Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that the Warrant Shares to be allotted and issued by the Company (i) upon the exercise of the right to purchase Warrant Shares represented by the Warrant against full payment of the Exercise Price (as defined in the Warrant) or delivery of the notice of Cashless Exercise (as defined in the Warrant), as applicable, to the Company and in each case in accordance with and in the manner contemplated by the Warrant, the Documents (as applicable) and the Constitution of the Company and (ii) upon the entry of the name of the registered owner thereof in the Branch Register of Members of the Company maintained in the United States of America confirming that such Warrant Shares have been issued and credited as fully paid, will be legally issued, fully-paid and non-assessable.

5.	For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Warrant Shares to be issued means under Singapore law that holders of such Warrant Shares, having fully paid up all amounts due on such Warrant Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Warrant Shares.

6.	This opinion is limited only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no inquiry or investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Documents, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore and that there are no provisions in the laws (including public policy) of any jurisdiction outside the Republic of Singapore which would have any implication for the opinions we express. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion.

7.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. We consent to the use and filing of this opinion as an exhibit to the Current Report on Form 8-K, dated 4 September 2025, and incorporated by reference into the Registration Statement (including the reference to our name under the caption “Legal Matters”). In giving such consent, we do not hereby admit and shall not be deemed to admit that we are “experts” within the meaning of Section 11 of the Securities Act or come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder. This opinion is addressed to the Company solely for its own benefit. Save for the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K, it is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency or any other person without our prior written consent. This opinion is not to be relied upon by, nor do we accept any liability to, anyone other than the Company (even though you may have provided a copy to another person in accordance with the terms of this paragraph) without our express written consent.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP

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